UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2019

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events

On April 16, 2019, PAVmed Inc. (the “Company”) closed on the sale of 1,380,000 shares of its common stock, pursuant to its previously announced offering of shares of common stock at a price of $1.00 per share (the “Offering”).

The remaining 300,000 shares offered in the Offering have been subscribed for, and the Company expects to close on the sale of such remaining shares within one week. After deducting the placement agent’s fees and other estimated offering expenses, the Company expects the net proceeds to the Company after the sale of all 1,680,000 shares will be approximately $1.6 million. The Company intends to use the net proceeds of the Offering for working capital and other general corporate purposes, which may include making payments in cash of amounts due on its indebtedness.

Maxim Group LLC acted as the exclusive placement agent with respect to certain institutional investors for this offering. The Company did not engage a placement agent for securities purchased by select investors.

The Offering was made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2017 and declared effective by the SEC on October 6, 2017. A prospectus supplement for the Offering has been filed with the SEC. Copies of the prospectus supplement for the Offering, together with the accompanying base prospectus included in the registration statement, may be obtained from the SEC at www.sec.gov, or from the Company at One Grand Central Place, Suite 4600, New York, New York 10165, Telephone (212) 949-4319. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 16, 2019	PAVMED INC.

	By:	/s/ Dennis M. McGrath
Dennis M. McGrath
President and Chief Financial Officer

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